EXHIBIT 10.2

Amendment No. 1 to Offer Letter

This Amendment No. 1 (this “Amendment”) is an amendment to the Offer Letter by Vince, LLC (“Vince”), dated June 30, 2016, as accepted by Mark Engebretson (the “Offer Letter”).

The first paragraph under the heading “Working at Our LA Office” in the Offer Letter is deleted in its entirety and is replaced by the following:

“To support your employment in Los Angeles, the Company will pay $48,000 per year (the “Housing Stipend”) to be used for purposes of rent and other housing related expenses, provided to you in a manner as agreed to by you and the Company from time to time in writing.  Notwithstanding the foregoing, in the event the Housing Stipend is used for rent, it shall be provided in monthly installments, and any such monthly installment shall not in any event exceed $4,000 per month.

If your employment is terminated, voluntarily by you or involuntarily by Vince for cause, within one year of your start date, you will be required to repay the entire amount of the Housing Stipend you used hereunder through the date of your termination.”

This Amendment shall amend, modify and supersede, to the extent of any inconsistencies, the provisions of the Offer Letter.  Except as expressly modified by this Amendment, the Offer Letter shall remain in full force and effect as previously drafted.

/s/ Melissa Wallace	September 12, 2016
Melissa Wallace	Date
Senior Vice President, Human Resources

I agree to the terms as outlined above.

/s/ Mark Engebretson	October 25, 2016
Mark Engebretson	Date